Filed Pursuant to Rule No. 424(b)(5)
Registration Number 333-161358

PROSPECTUS SUPPLEMENT

To Prospectus dated August 21, 2009

6,000,000 Shares

WONDER AUTO TECHNOLOGY, INC.

Common Stock

We are offering to sell 6,000,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is quoted on the Nasdaq Global Market under the symbol “WATG.” The last reported sale price of our common stock on November 10, 2009 was $11.59 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$10.7500	$64,500,000
Underwriting Discounts and Commissions	$0.5375	$3,225,000
Proceeds to us (before expenses)	$10.2125	$61,275,000

Delivery of the shares of common stock is expected to be made on or about November 16, 2009. We have granted the underwriters an option for a period of 30 days to purchase an additional 900,000 shares of our common stock from us to cover overallotments, if any.

Joint Book-Running Lead Managers

Piper Jaffray	Jefferies & Company	Oppenheimer & Co.

Co-Manager

Roth Capital Partners

The date of this prospectus supplement is November 10, 2009

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and adds, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process, under which we may sell any combination of the securities described in the accompanying prospectus from time to time. If information in this prospectus supplement is inconsistent with that in the accompanying prospectus, you should rely on this prospectus supplement.

This prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. We urge you to read carefully this prospectus supplement and the accompanying prospectus in their entirety, together with the information described under the headings “Incorporation of Certain Information by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with other information. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference is accurate only as of its respective date or on the date specified in those documents. Our business, financial condition, results of operations and prospects may have changed since these dates.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 900,000 additional shares of common stock from us at the offering price to the public less the underwriting discounts and commissions for a period of 30 days following the date of this prospectus supplement.

The industry and market data contained or incorporated by reference in this prospectus supplement are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumer preferences can and do change. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement concerning our industry in general or any segment thereof, including information regarding (1) our market position and market share within our industry, (2) historical data concerning pricing, sales and volume and growth of sales or volume in our industry, (3) expectations regarding future growth of sales or volume in our industry and (4) brand recognition and consumer awareness, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

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PROSPECTUS SUMMARY

This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision, especially the information presented under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed in 2009, and our consolidated financial statements which are incorporated by reference. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, (i) “Wonder,” “the Company,” “we,” “our” and “us” refer to Wonder Auto Technology, Inc. and its subsidiaries; (ii) “RMB” refers to Renminbi, the legal currency of China; and (iii) “$” refers to the legal currency of the United States.

Company Overview

We are a leading manufacturer of automotive electric parts, suspension products and engine components in China. Our products include alternators, starters, engine valves and tappets, and rods and shafts for use in shock absorber systems. We have been producing alternators and starters in China since 1997, and according to the China Association of Automobile Manufacturers, or CAAM, in 2008 we ranked second and third in sales revenue in the Chinese market for automobile alternators and starters, respectively. Our subsidiary Jinan Worldwide Auto Accessories Co., Ltd., or Jinan Worldwide, which we acquired in October 2008, has been producing engine valves and tappets for over 50 years, and we believe we are now one of the largest manufacturers of engine valves and tappets in China in terms of sales volume as a result of the acquisition.

Our products are used in a wide range of passenger and commercial automobiles, and we are especially focused on the fast-growing small- to medium-engine passenger vehicle market. We sell our products primarily within China to well-known domestic and international automobile original equipment manufacturers, or OEMs, engine manufacturers and automotive parts suppliers. We are increasingly exporting our products to international markets. Our customers include SAIC GM Wuling Automobile Co., Ltd., Beijing Hyundai Motor Company, Shenyang Aerospace Mitsubishi Motors Engine Co., Ltd., Harbin Dongan Automotive Engine Co., Ltd., Shanghai Volkswagen Co., Ltd., BYD Company Limited, Tianjin Toyota Co., Ltd., Chery Automobile Co., Ltd., Dongfeng Yueda Kia Motors Co., Ltd., Geely Automobile Co., Ltd., Tianjin FAW Xiali Automobile Co., Ltd., and a major North American automobile OEM. Most of our customers subject us to a rigorous product qualification process to ensure that our products meet their quality standards. We believe that the complex and stringent requirements of each customer’s qualification process acts as a barrier to entry for many new market entrants.

Our strategically-located manufacturing facilities in Jinzhou and Jinan, China house our high-quality manufacturing, testing and research and development capabilities. We currently have four alternator assembly lines, four starter assembly lines, twenty engine valves production lines, five tappets production lines and three rods and shafts production lines. Our current annual production capacity is approximately 2.6 million units of alternators, 2.4 million units of starters, 27 million units of engine valves and tappets, and 20 million units of rods and shafts, assuming two work shifts per day with eight hours each.

We have a demonstrated track record of strong top-line growth. Our annual sales revenue increased at a compounded annual growth rate, or CAGR, of 39.9% to $141.2 million in 2008 from $72.2 million in 2006. In addition, our sales revenue increased 38.8% to $148.6 million in the nine months ended September 30, 2009 from $107.0 million in the corresponding period in 2008. Our net income was $0.7 million in 2006 after giving effect to a non-cash charge of $7.5 million; we incurred a net loss of $3.8 million in 2007 after giving effect to a non-cash charge of $18.3 million; our net income was $18.9 million in 2008 after giving effect to a non-cash charge of $0.7 million. Our net income grew 9.3% to $17.1 million in the nine months ended September 30, 2009 from $15.6 million in the corresponding period in 2008.

Our Industry

China experienced significant economic growth during the first nine months of 2009 and has overtaken the U.S. as the world’s largest automobile market despite challenging global economic conditions that have had a significant negative impact on the global automobile industry. According to CAAM, China’s automobile production and sales volumes during the nine-month period ended September 30, 2009 were 9.61 million and 9.66 million units, respectively, representing 32.0% and 34.2% growth over the same period in 2008, respectively. In 2008 China automobile makers reported a 6.7% growth in sales volume as compared to 21.8% in 2007. Automobile sales in China are expected to reach 12 million units in 2009, representing growth of 27.9% over 2008.

Most of our products are manufactured for use in passenger automobiles with small to medium engines, with displacements of 2.0 liters or below. Automobiles with these engine displacements produce lower emissions, tend to be more fuel efficient, more environmentally friendly and less expensive. Sales of small- to medium-engine passenger cars in China were 6.45 million units in the nine-month period ended September 30, 2009, representing growth of 46.0% over the same period in 2008. By contrast, sales of larger-engine (above 2.0 liters) passenger cars, including multi-purpose vehicles and sport-utility vehicles, grew 15.6% to 0.79 million units in the same period. Small- to medium-engine passenger cars account for about 89% of the total passenger car market in China.

According to Sinomind Consulting, a China based automobile market research and management consulting company, China’s sales of automobile parts reached $136.5 billion in 2008, up 23.9% from $110.2 billion in 2007. According to the United States Department of Commerce, China became the second largest exporter of automobile parts into the United States in 2007, overtaking Germany and following Japan.

We believe growth in China’s automobile industry will primarily be driven by the following factors:

China’s Macroeconomic Growth.    China’s economy has experienced significant growth since the early 1980s. According to the National Bureau of Statistics of China, the gross domestic product, or GDP, of China grew 8.9% year-over-year in the third quarter of 2009, and GDP in the first nine months of 2009 expanded 7.7% to RMB 21.8 trillion over the same period in 2008. According to the World Economic Outlook published by International Monetary Fund in October 2009, China’s GDP growth in 2009 is expected to reach approximately 8.5%, as compared to an expected approximate 1.1% decrease in global GDP. We believe that a continued increase in China’s GDP will generate greater Chinese consumer purchasing power for durable goods such as automobiles.

Low Per Capita Rate of Vehicle Ownership.    According to the National Bureau of Statistics of China, in 2008, the passenger vehicle ownership rate in China was approximately 29 passenger vehicles per 1,000 inhabitants. According to Japan Automobile Manufacturers Association statistics, the average passenger vehicle ownership rate in the United States was more than 450 passenger vehicles per 1,000 inhabitants and the world average passenger vehicle ownership rate was over 100 passenger vehicles per 1,000 inhabitants in 2007. We believe that sales of automobiles in China will experience continued growth, given the significantly lower penetration rate of automobiles in China and rising income levels in China.

Increasing Urbanization and Rising Income Levels.    Overall population growth and a trend towards urbanization have led to significant growth in China’s urban population since 1978. According to the National Bureau of Statistics of China, the urbanization rate in China grew at a CAGR of 2.8% in the period from 2004 to 2008, while annual disposable income per capita of urban residents grew at a CAGR of 13.8% in the same period. We expect a growing and increasingly affluent urban population will result in greater need for more efficient and individualized means of transportation, resulting in rising car ownership.

Growth of Highway Infrastructure.    According to the National Bureau of Statistics of China, the total length of highways in China increased from 1.2 million kilometers in 1996 to 3.7 million kilometers in 2008, representing a CAGR of 10.0%. The growth in the total length of expressways in China has been even faster, with the total length having increased from 3,400 kilometers in 1996 to 60,300 kilometers in 2008, representing a CAGR of 27.1%. We believe the continued growth of China’s highways and related transportation infrastructure is likely to make automobile transportation easier and more efficient resulting in a growing demand for automobiles.

Favorable Government Policies.    The Chinese government has adopted a number of measures and initiatives intended to stimulate the growth and development of China’s automobile industry. The following are selected government initiatives that we believe are likely to have a favorable impact on China’s automobile industry ($ figures are translated from RMB to an exchange rate of $1 to RMB 6.83 on the date of this prospective supplement):

•	On September 1, 2008, a measure was adopted by the PRC tax authority to reduce the consumption tax rates assessed on low-emission vehicles, which is a primary market for our products.

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In November 2008, China’s State Council announced a RMB 4 trillion (approximately $585.7 billion) economic stimulus package which increases PRC government investment and spending on infrastructure projects, particularly roads, railways and airports.

•	On January 1, 2009, the Chinese State Tax Bureau implemented a new fuel tax which replaces six other fees imposed on vehicle owners and provides favorable tax treatment to low-emission vehicles.

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On January 14, 2009, the Chinese government announced a stimulus package of RMB 10 billion (approximately $1.5 billion) to specifically bolster China’s automobile industry, including investment in the development of alternative energy vehicles and parts.

•	On January 20, 2009, the Chinese State Tax Bureau reduced the sales tax imposed on sales of small engine vehicles with displacements of 1.6 liters or below by 50%.

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The Chinese Ministry of Financing approved and granted RMB 5 billion (approximately $732.1 million) for the “Cars to the Countryside” program, which is a government subsidy program that became effective on March 1, 2009. Under this program, individuals in rural areas who purchase minibuses with engine sizes of 1.3 liters or below between March 1, 2009 and December 31, 2009 will be entitled to a 10% subsidy of the full price of a vehicle.

We expect the above government measures and initiatives will accelerate the demand for automobiles, particularly low-displacement automobiles, in China.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in and to capitalize on the growth of the automotive parts market:

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Leading Market Position.    In 2008 we ranked second and third in sales revenue in China in the market for automobile alternators and starters, respectively. In addition, as a result of our acquisition of Jinan Worldwide, we believe we are now one of the largest manufacturers of engine valves and tappets in terms of sales volume in China. We believe our brand and our products are well recognized and respected in China’s automotive industry.

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Long-Term Relationships with High Quality Customers.    We are qualified as a provider of automotive components, and have sold our products, to many leading domestic and international automobile OEMs and component manufacturers within China. Given our customers’ complex and rigorous qualification processes and high switching costs, we believe many of our customers have come to rely on us as a primary supplier of certain key automotive components based on our proven ability to meet their growing demand and quality standards.

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High Quality Product Offerings.    Because the performance, service life, durability and reliability of our products are critical to our customers and end users, we are committed to providing high quality products to meet our customers’ stringent product qualification processes. We have implemented a quality control system designed to achieve this, and we hold ISO9002, QS9000, and TS 16949 certificates for our quality management system. We believe that our customers’ complex and rigorous qualification processes act as a barrier to entry for many new market entrants.

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Vertical Integration Model.    Over the past four years, we have acquired several companies as part of our vertical integration strategy, including Jinzhou Karham, Fuxin Huirui, Jinzhou Hanhua, which were previously among our key suppliers of carbon brush assemblies, rotors and armatures, respectively. We also have acquired businesses which have allowed us to expand our product lines and customer base, and have presented us with new market opportunities. For instance, our acquisition of Jinan Worldwide has transformed us into one of China’s largest engine valves and tappets manufacturers in terms of sale volume and has expanded our customer base into the diesel engine market.

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Established Supply Chain Network.    We purchase the majority of our raw materials and components through an extensive network of low-cost suppliers located primarily within close proximity of our manufacturing facilities. We have long-term relationships with many of our suppliers. Our supplier network allows us to shorten our product lead-times, closely monitor product quality, enjoy sourcing stability and maintain a competitive cost structure.

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Proprietary, Cost Efficient Manufacturing Processes.    We have in the past invested substantial time and resources in developing customized assembly lines and equipment to enhance our production capabilities. Our proprietary manufacturing processes and customized manufacturing equipment provide us with the flexibility needed to increase efficiency, achieve shorter lead-times to market new products, enhance product quality, improve manufacturing through-put, reduce equipment downtime and material wastage, increase on-time shipping performance and provide greater cost-competitiveness. As a result, we believe our facilities provide us with a cost advantage compared to our competitors.

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Experienced and Knowledgeable Management Team.    Our senior management team and key operating personnel have extensive operating and industry experience. Mr. Qingjie Zhao, our chairman and chief executive officer, has been in the automotive industry since

1982 and is qualified as a senior automobile engineer and is also a professor at the School of Automotive at Liaoning Institute of Technology. Other members of our senior management team have an average of 25 years of experience in the automotive industry.

Our Growth Strategy

We are committed to enhancing our sales, profitability and competitive position through the following strategies:

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Develop New Products and Continue to Expand R&D Capabilities.    By utilizing our in-house research and development capabilities, we hope to continue new product development while leveraging strong customer relationships as a means of cross-selling our new products. We plan to continue our focus and dedication in the investment of personnel, technology and equipment to further improve our research and development capabilities. We expect that this investment will continue to contribute to our ability to further control production costs and develop new high quality products with higher output power, smaller size, lower weight, longer useful life and greater resilience in harsh operating environments.

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Continue to Focus on Smaller Displacement Passenger Vehicles.    We have a history of supplying alternators and starters for vehicles with small to medium engines, which we consider to be a part of the low-emission vehicle market. The small- to medium- engine vehicle market is expected to experience higher growth than the overall China automobile market as a result of lower fuel expenditures, tax incentives and other government benefits. We plan to continue to focus on this sector due to the attractive characteristics of this market.

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Increase Production Capacity.    We currently have nameplate operating capacity of approximately 2.6 million units of alternators, 2.4 million units of starters, 27 million units of engine valves and tappets, and 20 million units of rods and shafts, assuming two work shifts per day with eight hours each. Because we are currently operating at near practical operating capacity in all of our product lines, and because we expect to continue to experience growth in our end markets, we intend to continue to strategically increase our production capacity in both our Jinzhou and Jinan facilities to meet customer demand by investing in additional manufacturing equipment.

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Continue to Pursue Strategic Acquisition Opportunities.    We intend to continue to pursue strategic acquisition opportunities in key subsectors within the automotive parts industry where we seek to acquire companies which deepen our market penetration, offer complementary technologies and product lines, increase our customer base and prospects, expand our geographic reach domestically and internationally and help us to reduce costs and achieve economies of scale.

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Expand Sales to Selected International Markets.    We plan to leverage our product offerings, brand recognition and current relationships with global engine and automotive manufacturers to expand product sales into selected international markets, including South Korea, South America, the United States and Europe. We intend to expand our presence in both the global OEM sourcing market and the secondary automotive parts market.

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Develop Motors for Use in Alternative Energy Vehicles and Selectively Pursue Alternative Energy Vehicle Opportunities.    As domestic and global awareness of more environmentally-friendly automotive transportation solutions increases, we anticipate increasing demand for fuel efficient and low-emission vehicles. We are focusing on developing various types of electric motors for use in hybrid and pure electric vehicles, such as central driving motors for electric cars and wheel-in motors for two-wheel and three-wheel electric vehicles, as well as ancillary motors for use in anti-lock braking systems, air conditioning, electric pumps for engine cooling and power steering. One of our series of central driving motors, which we plan to introduce to market by the end of 2009, will initially be used in low-cost electric cars. We have also recently entered into a strategic agreement with the shareholders of Jinzhou Wonder Alternative Energy Vehicle Technology Co., Ltd., or Jinzhou AEV, which allows us to acquire a 10% ownership interest in Jinzhou AEV by the end of 2009 and grants us a right of first refusal to acquire a greater ownership interest in Jinzhou AEV. Jinzhou AEV is a China-based manufacturer of electric cars and alternative energy vehicles of which our chairman is a 60% shareholder.

Recent Developments

Acquisition of Friend Birch

On September 22, 2009, our subsidiary, Jinzhou Wanyou Mechanical Parts Co., Ltd., or Jinzhou Wanyou, acquired Friend Birch Limited and its China-based operating subsidiaries, Jinzhou Jiade Machinery Co., Ltd. and Jinzhou Lida Auto Parts Co., Ltd. Jinzhou Jiade Machinery and Jinzhou Lida Auto Parts manufacture and sell gas spring shafts and other thin mechanical shafts products, automotive springs and gas springs, and prior to the acquisition were among our key suppliers of those products. As part of the transaction, Jinzhou Wanyou also acquired all proprietary technologies of Friend Birch Limited’s rods and shafts technology center in Brazil. We believe that these acquisitions will help us to efficiently and cost-effectively manage growth in production capacity and increase profitability because we now have greater control over the price and availability of key raw materials and components used in our products. For more information, please see our Current Report on Form 8-K filed on September 25, 2009, which is incorporated herein by reference.

Acquisition of Jinan Worldwide

On October 1, 2008 and January 4, 2009, through two separate transactions, our subsidiary Jinzhou Halla Electrical Equipment Co., Ltd., or Jinzhou Halla, acquired Yearcity Limited and its China-based operating subsidiary Jinan Worldwide Auto Accessory Limited, or Jinan Worldwide, which manufactures engine valves and tappets. As a result of our acquisition of Jinan Worldwide, we have become one of the largest manufacturers of engine valves and tappets in terms of sales volume in China. We believe the acquisition of Jinan Worldwide has strengthened our market competitiveness by enabling us to expand our customer base into the diesel engine market. For more information, please see our Current Reports on Form 8-K filed on January 8, 2009 and October 6, 2008, which are incorporated herein by reference.

Joint Development with Shenzhen BYD

On September 28, 2009, we announced a joint development agreement with Shenzhen BYD Auto Company Limited, or Shenzhen BYD, whereby we will design and develop alternator prototypes for Shenzhen BYD’s F3/F3R sedan models, which have engine sizes between 1.3 liter and 1.5 liter, and are among the top ten best-selling models in China in the first nine months in 2009. We expect to start sending sample deliveries in November 2009 for testing. Our collaborative development efforts with Shenzhen BYD is expected to deepen our penetration into the small- to medium- engine market.

Option to Invest in Manufacturer of Alternative Energy Vehicles

We are keenly aware of the growing market and increasing demand for fuel-efficient and low-emission vehicles, which are environmentally friendly. Consequently, we recently entered into an investment option agreement with the shareholders of Jinzhou AEV, which allows us to acquire a 10% ownership interest in Jinzhou AEV by the end of 2009 and grants us a right of first refusal to acquire a greater ownership interest in Jinzhou AEV. In addition, we will be the preferred supplier of motors to Jinzhou AEV. Jinzhou AEV is a manufacturer of electric and alternative energy vehicles, including electric sedans, taxis, minivans, pick-ups, freight cars, tourist coaches, golf carts and motorized bikes. Our chairman, Mr. Qingjie Zhao, is a 60% owner of Jinzhou AEV.

Corporate Information

Our principal executive offices are located at No. 16 Yulu Street, Taihe District, Jinzhou City, Liaoning, People’s Republic of China, 121013 and our telephone number at that address is (86) 416-26611186. Our principal website is located at http://www.watg.cn. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The following chart reflects our organizational structure as of the date of this prospectus supplement.

The following summary contains basic information about this offering of our common stock, and it is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

THE OFFERING

Shares of Common Stock Offered by Us	6,000,000 shares; 6,900,000 shares if the underwriters exercise their over-allotment option in full.

Shares of Common Stock to be Outstanding After the Offering	32,959,994 shares; 33,859,994 shares if the underwriters exercise their over-allotment option in full.

Nasdaq Global Market Symbol	WATG

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including expanding capacity at our existing facilities and investing in new businesses, products and technologies, both through acquisitions and capital programs, and funding our ongoing operating and working capital requirements. See “Use of Proceeds” in this prospectus supplement.

Dividend Policy	Our board of directors does not intend to declare cash dividends on our common stock for the foreseeable future.

Risk Factors	See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 3 of the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Over Allotment Option	We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to an additional 900,000 shares of common stock from us at the public offering price less underwriting discounts, solely for the purpose of covering over allotments, if any.

Lock Up Agreements	We and each of our directors, executive officers and Choice Inspire Limited, a stockholder controlled by our chairman, have agreed, subject to certain exceptions, not to sell, transfer or dispose of any shares of our common stock for a period of 90 days from the date of this prospectus supplement. See “Underwriting.”

Transfer Agent and Registrar	Security Transfer Corporation

The number of shares of common stock to be outstanding after this offering is based on 26,959,994 shares of common stock outstanding on November 10, 2009

You should carefully consider the information under “Risk Factors” and the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any “free writing prospectus” we authorize to be delivered to you before making your investment decision.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

This section presents our summary consolidated financial data and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and “Item 1. Financial Statements” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended September 30, 2009. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2008, 2007 and 2006, and balance sheet data as of December 31, 2008 and 2007 from the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008. We derived the statement of operations data and statement of cash flows data for the nine months ended September 30, 2009 and 2008, and the balance sheet data as of September 30, 2009 from our unaudited financial statements and related notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2009. The unaudited interim period financial information, in our opinion, includes all adjustments that are normal and recurring in nature and necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full fiscal year.

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2007	2006	2009	2008
	(In thousands, except per share data)
Statement of Operations Data:
Sales revenue	$141,190	$102,084	$72,150	$148,589	$107,041
Cost of sales	104,750	76,460	57,342	112,321	79,239

Gross profit	36,439	25,624	14,808	36,268	27,803

Operating expenses:
Administrative expenses	6,827	3,565	1,918	7,662	4,444
Stock-based compensation	706	—	—	—	—
Research and development expenses	1,648	1,136	948	1,408	1,128
Selling expenses	4,093	3,291	2,138	4,812	2,912
Unusual charge—make good provision	—	18,266	7,508	—	—

	13,275	26,258	12,511	13,882	8,484
Income/(loss) from operations	23,165	(634)	2,297	22,386	19,318
Income taxes	2,175	1,389	1,270	2,493	1,860
Net income (loss)	18,909	(3,750)	716	17,054	15,605
Earnings (losses) per share—basic and diluted	0.70	(0.16)	0.03	0.63	0.58

Balance Sheet Data:
Working capital	$26,359	$56,143	$18,933	$39,140
Current assets	156,728	99,260	56,127	172,042
Total assets	263,030	142,397	78,000	279,412
Current liabilities	130,369	43,117	37,194	132,902
Total liabilities	150,028	60,740	37,194	155,383
Stockholders’ equity	102,060	78,442	38,227	116,978

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating Activities	$9,106	$12,170	$1,389	$11,113	$3,099
Investing Activities	(37,336)	(24,566)	(6,219)	(12,272)	(20,570)
Financing Activities	9,226	29,232	8,308	14,357	5,242

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” below and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and any “free writing prospectus” we authorize to be delivered to you. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

The global economic crisis could further impair the automotive industry thereby limiting demand for our products and affecting the overall availability and cost of external financing for our operations.

The continuation or intensification of the global economic crisis and turmoil in the global financial markets may adversely impact our business, the businesses of our customers and our potential sources of capital financing. Our automotive parts are primarily sold to automakers, engine manufacturers and auto parts suppliers. The global economic crisis harmed most industries and has been particularly detrimental to the automotive industry. Since virtually all of our sales are made to auto industry participants, our sales and business operations are dependent on the financial health of the automotive industry and could suffer if our customers experience, or continue to experience, a downturn in their business. In addition, the lack of availability of credit could lead to a further weakening of the Chinese and global economies and make capital financing of our operations more expensive for us or impossible altogether. Presently, it is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the automotive industry and other industries that affect our business. These conditions have not presently impaired our ability to access credit markets and finance our operations. However, the impact of the current crisis on our ability to obtain capital financing in the future, and the cost and terms of the financing, is unclear. Furthermore, deteriorating economic conditions including business layoffs, downsizing, industry slowdowns and other similar factors that affect our customers could have further negative consequences for the automotive industry and result in lower sales, price reductions in our products and declining profit margins. The economic situation also could harm our current or future lenders or customers, causing them to fail to meet their obligations to us. No assurances can be given that the effects of the current crisis will not damage on our business, financial condition and results of operations.

A contraction in automotive sales and production could have a material adverse affect on our results of operations and liquidity and on the viability of our supply base.

Automotive sales and production are highly cyclical and depend, among other things, on general economic conditions and consumer spending and preferences (which can be affected by a number of issues including fuel costs and the availability of consumer financing). As the volume of automotive production fluctuates, the demand for our products also fluctuates. The global automotive sales and production deteriorated substantially in the second half of 2008 and are not expected to rebound significantly in the near term. While the China automotive sales and production maintained modest growth momentum in 2008 and continued to grow in 2009, the growth rate was down from previous years. A contraction in automotive sales and production could harm our results of operations and liquidity. In addition, our suppliers would also be subject to many of the same consequences which could pressure their results of operations and liquidity. Depending on an individual supplier’s financial condition and access to capital, its viability could be challenged which could impact its ability to perform as we expect and consequently our ability to meet our own commitments.

Escalating pricing pressures from our customers may adversely affect our business.

Pricing pressure in the automotive supply industry has been substantial and is likely to continue. Many vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the contract. Price reductions have impacted our sales and profit margins and are expected to do so in the future. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

If we fail to accurately project market demand for our products, our business expansion plan could be jeopardized and our financial condition and results of operations will suffer.

If actual customer orders are less than our projected market demand, we will likely suffer overcapacity problems and may have to leave capacity idle, which may reduce our overall profitability and hurt our financial condition and results of operations. Even though our business increasingly has included more international sales, we derive most of our sales revenue from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the automotive industry, especially in China. Although China’s automotive industry has grown rapidly in the past, it may not continue to grow at the same growth rate in the future or at all. However, the developments in our industry are, to a large extent, outside of our control and any reduced demand for automotive parts products and services, any other downturn or other adverse changes in China’s automotive industry could severely harm our business.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash and cash flow from operations and this offering are sufficient to meet our present and reasonably anticipated cash needs. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Given the current global economic crisis, financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in annual sales revenue from approximately $48.1 million in 2005 to $141.2 million in 2008. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our ability to achieve satisfactory manufacturing results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We face risks associated with future investments or acquisitions.

An important element of our growth strategy is to invest in or acquire businesses that will enable us, among other things, to expand the products we offer to our existing target customer base, lower our costs for raw materials and components and capitalize on opportunities to expand into new markets. We recently acquired controlling interests in several complementary businesses, including Jinzhou Hanhua Electrical System Co., Ltd., Jinzhou Karham Electrical Equipment Co., Ltd., Fuxin Huirui Mechanical Co., Ltd., Jinan Worldwide Auto Accessories Co., Ltd., and Friend Birch Limited and its subsidiaries which we expect to contribute to our future growth. In the future, we may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all.

If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction. Integrating an acquired business is distracting and time consuming, as well as a potentially expensive process. We are currently in the process of integrating our operations with the operations of recently acquired companies. The successful integration of these companies and any other acquired businesses require us to:

•	integrate and retain key management, sales, research and development, production and other personnel;

•	incorporate the acquired products or capabilities into our offerings from an engineering, sales and marketing perspective;

•	coordinate research and development efforts;

•	integrate and support pre-existing supplier, distribution and customer relationships; and

•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

•	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services, products and potential liabilities;

•	potential liabilities as a result of assumption of liabilities of acquired companies; and

•	dilution to our earnings per share if we issue common stock in any acquisition.

Moreover, geographic distance between business operations, the compatibility of the technologies and operations being integrated and the disparate corporate cultures being combined also present significant challenges. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Our focus on integrating operations may also distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts. Performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. Any acquired business, technology, product or service could significantly under-perform relative to our expectations. In addition, although we have conducted due diligence with respect to our recently acquired companies, there may still be unidentified issues and hidden liabilities, which could have a material adverse effect on our business, liquidity, financial condition and results of operations. For instance, in connection with our recent acquisition of Jinan Worldwide, a previously state-owned enterprise, the local Chinese government may, among other things, require us fulfil obligations of the prior owner of Jinan Worldwide to contribute additional capital of approximately RMB 330 million into Jinan Worldwide by May 2010 and achieve certain performance targets with respect to Jinan Worldwide. If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results.

Our acquisition strategy also depends on our ability to obtain necessary government approvals. See “—Risks Related to Doing Business in China—We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.”

If we fail to comply with covenants in our loan agreements, our lenders may allege a breach of a covenant and seek to accelerate the loan or exercise other remedies, which could strain our cash flow and harm our business, liquidity and financial condition.

In connection with loans made to us by several commercial lenders, we have entered into loan agreements which impose upon us certain financial and operating covenants. The financial covenants require us to satisfy certain financial metrics and maintain financial ratios deemed appropriate by our lenders. The operating covenants often require us to take certain actions, such as keeping current on our debt payments, delivering reports to our lenders and so forth, or refraining from taking actions without the lender’s consent or at all, such as incurring additional debt, making capital expenditures, paying dividends or distributions or acquiring other business or assets. Even though we strive to comply with our covenants, we have failed in the past, and may fail in the future, to do so and our lenders may notify us of such non-compliance and seek to accelerate a loan or exercise other remedies. For instance, under our loan agreement with DEG - Deutsche Investitions - und Entwicklungsgesellschaft mbH, or DEG, dated November 24, 2006, we agreed not to make certain acquisitions without prior consent of DEG. For some of our recent acquisitions, we did not obtain prior approval from DEG, but instead have subsequently informed DEG about the acquisitions. We have not received from DEG any written notice of non-compliance or breach as we believe our subsequent notices have remedied any problems. However, we cannot assure you that DEG will not, in the future, send a notice of breach to us and require acceleration of the loan, in which case we currently believe we have adequate cash to meet the payment obligation. If, in the future, we fail to comply with our loan agreement covenants, and we receive a notice of non-compliance or default, we will attempt to cure any non-compliance and/or negotiate appropriate waivers with our lenders. If we cannot cure any non-compliance or obtain a waiver, our lenders may declare us to be in default, which would give them the right to accelerate our outstanding indebtedness. If any larger amounts of our indebtedness is accelerated as a result of a default, we may be forced to repay our loans earlier than expected, which would have a material adverse effect on our business, liquidity and financial condition.

Any interruption in our production processes could impair our financial performance and negatively affect our brand.

We manufacture or assemble our products primarily at our facilities in Jinzhou and Jinan, China. Our manufacturing operations are complicated and integrated, involving the coordination of raw material and component sourcing from third parties, internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We have also been steadily increasing our production capacity and have limited experience operating at these higher production volume levels. In addition, we may encounter interruption in our manufacturing processes due to a catastrophic loss or events beyond our control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce our products, which would reduce our sales revenue and earnings for the affected period. If there is a stoppage in production at any of our facilities, even if only temporary, or delays in delivery times to our customers, our business and reputation could be severely affected. Any significant delays in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. We currently do not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of our business operations could severely damage our business.

Part of our strategy involves the development of new products, and if we fail to timely develop new products or we incorrectly gauge the potential market for new products, our financial results will be adversely affected.

We plan to utilize our in-house research and development capabilities to develop new products that could become new sources of sales revenue for us in the future and help us to diversify our revenue base. For example, we acquired the research and development center owned by Friend Birch Limited which is focused on developing new technology for rods and shafts. Our future research and development efforts will continue to be focused on expanding our product offering beyond our current products into other similar products and components for different applications, such as hub motors for electric bicycles and electric vehicles. If we fail to timely develop new products or if we miscalculate market demand for new products that we develop, we may not be able to grow our sales revenue at expected growth rates and may incur expenses relating to the development of new products that are not offset by sufficient sales revenue generated by these new products.

Exporting our products outside of China is an important component of our overall growth strategy, which could subject us to various economic, political, regulatory, legal and foreign exchange risks.

We currently sell most of our products in China. Our overseas sales accounted for 4.8%, 9.6% and 16.2% of our total sales revenue in 2006, 2007 and 2008, respectively. We plan to selectively enter international markets in which an opportunity to sell our products has been identified. The marketing, distribution and sale of our products overseas expose us to a number of risks, including:

•	fluctuations in currency exchange rates;

•	difficulty in designing products that are compatible with product standards in foreign countries;

•	greater difficulty in accounts receivable collection;

•	increased marketing and sales costs;

•	difficulty and costs of compliance with foreign regulatory requirements and different commercial and legal requirements;

•	an inability to obtain, maintain or enforce intellectual property rights in foreign countries;

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changes to import and export regulations, including quotas, tariffs and other trade barriers, delays or difficulties in obtaining export and import licenses, repatriation controls on foreign earnings and currency conversion restrictions; and

•	difficulty in engaging and retaining distributors and agents who are knowledgeable about, and can function effectively in, overseas markets.

If we cannot effectively manage these risks, our ability to conduct or expand our business abroad would be impaired, which may in turn hamper our business, financial condition and prospects.

If we cannot keep pace with market changes and produce automotive parts with new technologies in a timely and cost-efficient manner to meet our customers’ requirements and preferences, the growth and success of our business will be hindered.

The automotive parts market in China is characterized by increasing demand for new and advanced technologies, evolving industry standards, intense competition and wide fluctuations in product supply and demand. If we cannot keep pace with market changes and produce automotive parts incorporating new technologies in a timely and cost-efficient manner to meet our customers’ requirements and preferences, the growth and success of our business will suffer.

From time to time, new products, product enhancements or technologies may replace or shorten the life cycles of our products or cause our customers to defer purchases of our existing products. Shorter product life cycles may require us to invest more in developing and designing new products and to introduce new products more rapidly, which may increase our costs of product development and decrease our profitability. In addition, we may not be able to make such additional investments and any additional investments we make in new product development and introductions may not be successful.

Even if we develop and introduce new products, their market acceptance is not assured and depends on:

•	the perceived advantages of our new products over existing competing products;

•	our ability to attract vehicle manufacturers who are currently using our competitors’ products;

•	product cost relative to performance; and

•	the level of customer service available to support new products.

Therefore, commercial acceptance by customers of our products may not occur at our expected rate or level, and we may not be able to successfully adapt existing products to effectively and economically meet customer demand, thus impairing the return from our investments. We may also be required under applicable accounting standards to recognize a charge for the impairment of assets to the extent our existing products become uncompetitive or obsolete or if any new products fail to achieve commercial acceptance. Any such charge may jeopardize our ability to operate profitably.

Failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and innovative products and product improvements. As a result, we believe that the protection of our intellectual property will become increasingly important to our business. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. Currently, we hold 64 PRC patents that relate to various product configurations and product components. We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.

Our success largely depends on our ability to use and develop our technology, know-how and product designs without infringing upon the intellectual property rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us or may otherwise make it difficult for us to acquire a license on commercially acceptable terms.

We have not registered and do not own the logo . Wonder Auto Group Limited, a Hong Kong company controlled by Mr. Qingjie Zhao, our chairman, chief executive officer and president and is now dormant, has registered the “ ” trademark in Hong Kong. Jinzhou Wonder Auto Suspension System Co., Ltd. has registered the trademarks “ ” and “ ” in China. We have not been able to register the logo in China because it is similar to the trademarks registered by Jinzhou Wonder Auto Suspension System Co., Ltd. An independent third party entity has registered the “Jinzhou Halla” trademark in China. We currently do not sell any products or services using the marks similar to the trademarks registered by Jinzhou Wonder Auto Suspension System Co., Ltd. or “Jinzhou Halla” trademarks. We have entered into an agreement with Jinzhou Wonder Auto Suspension System Co., Ltd. Under this agreement, Jinzhou Wonder Auto Suspension System Co., Ltd. has agreed not to bring any legal action against us for using the mark “ ” in China. However, we cannot assure you that no action will be brought against us based on our use of “ ”.

There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by others which could damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies with which we work in cooperative research and development activities.

Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

•	pay damage awards;

•	seek licenses from third parties;

•	pay additional ongoing royalties, which could decrease our profit margins;

•	redesign our products; or

•	be restricted by injunctions.

These factors could effectively prevent us from pursuing some or all of our business objectives and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

We rely on certain technologies licensed to us from third parties and the loss of these licenses or failure to renew such licenses on a timely basis could interrupt our production and have a material adverse impact on our business.

We rely on certain technologies licensed to us from third parties for manufacturing our products. Through our licensing arrangements, we are able to integrate third party technologies into our products. We can also produce and sell products that are more suitable for specific types of vehicles utilizing these licensed technologies. If certain licenses are terminated, or not timely renewed, the production of our products using the licensed technologies would be disrupted and our business and financial condition could be damaged. If any of our licensors is alleged to have infringed on any other party’s proprietary right, we may be prevented from using the technology in question, thus disrupting our production.

We may be subject to contractual obligations that limit our ability to sell our automotive parts in certain markets.

When we enter into commercial arrangements, we strive to negotiate the most favorable contractual provisions for our company with respect to both pricing and other terms. In some commercial arrangements, we have negotiated exclusivity, preferred vendor and non-competition arrangements that are favorable to our company. In other instances, counterparties to some of our commercial arrangements have imposed such provisions upon us. For instance, in one of our commercial arrangements, we are restricted from selling certain products using intellectual property licensed from the other party to some foreign companies, joint ventures with foreign companies and companies in countries where the licensor has business. While we believe that our commercial arrangements, when considered in their entirety, are favorable to our business, certain commercial arrangements may restrict our ability to freely sell our products on terms favorable to us or at all, which could have a negative impact on our sales revenue and our ability to grow and expand our business.

If we fail to maintain or improve our market position or respond successfully to changes in the competitive landscape, our business and results of operations will suffer.

Our competition includes a number of global and PRC-based manufacturers and distributors that produce and sell products similar to ours. We compete primarily on the basis of quality, technological innovation and price. Our main competitors include Shanghai Valeo Automotive Electrical Systems Co., Ltd., a joint venture of Shanghai Auto Industrial Group and Valeo Group, Hubei Shendian Auto Motor Co., Ltd., a joint venture of Hubei Shendian Auto Electrical Equipment Co., Ltd. and Remy International, Inc., Bosch Group, Mitsubishi Motors Corporation and Denso Corporation. Many of our competitors have longer operating histories, greater name recognition, larger global market share, access to larger customer bases and significantly greater economies of scale, as well as greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result of these competitive pressures and expected increases in competition, we may price our products lower than our competitors in order to maintain market share. Any lower pricing may negatively affect our profit margins. If we fail to maintain or improve our market position and respond successfully to changes in the competitive landscape, our business and results of operations may suffer.

A large percentage of our sales revenue is derived from sales to a limited number of customers, and our business will suffer if sales to these customers decline.

A significant portion of our sales revenue historically has been derived from a limited number of customers. Our top five customers accounted for approximately 60.1% of our sales in 2007 and 35.6%

in 2008. Any significant reduction in demand for vehicles manufactured by any of these major customers and any decrease in their demand for our products could harm our sales and business operations. The loss of one or more of these customers could damage our business, financial condition and results of operations.

If we cannot obtain sufficient raw materials and components at a reasonable cost, our ability to produce and market our products, and thus our business, could suffer.

We purchase raw materials and component parts for our products from various suppliers located primarily in Asia, most of which are located in China and a few of which are located in South Korea. The raw materials we use to produce our starters and alternators fall into four general categories: metal parts, semiconductors, chemicals, and packaging materials. The main raw materials we use to produce our rods, shafts, engine valves and tappets are iron and steel rods. The majority of our raw materials and components are purchased from suppliers in China, including our subsidiaries Jinzhou Dongwoo Precision Co., Ltd., Jinzhou Hanhua Electrical System Co., Ltd. and Jinzhou Karham Electrical Equipment Co., Ltd. as well as third parties such as Tianjin Jingda Rea Special Enamelled Wire Co., Ltd., Yingkou Die-Casting Products Co., Ltd. and foreign manufacturers based in South Korea, such as SW-Tech Corporation. Purchases from our top five raw materials and component parts suppliers accounted for approximately 59% of our total cost of sales in 2008. We may experience a shortage in the supply of certain raw materials and components in the future, and if any such shortage occurs, our manufacturing capabilities and operating results of operations could be negatively affected. If any supplier is unwilling or unable to provide us with high-quality raw materials and components in required quantities and at acceptable costs, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. In addition, some of our suppliers may fail to meet qualifications and standards required by our customers now or in the future, which could impact our ability to source raw materials and components. Our inability to find or develop alternative supply sources could result in delays or reductions in manufacturing and product shipments. Moreover, these suppliers may delay shipments or supply us with inferior quality raw materials and components that may adversely impact the performance of our products. The prices of raw materials and components needed for our products could also increase, and we may not be able to pass these price increases on to our customers. If any of these events occur, our competitive position, reputation and business could suffer.

If our customers and/or the ultimate consumers of the vehicles that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products are used primarily in low emission passenger vehicles. Significant property damage, personal injuries and even death can result from malfunctioning vehicles. If our products are not properly designed, built or installed or if people are injured because of our products, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. We have maintained product liability insurance only for products manufactured by Jinzhou Wanyou, which are sold in the United States and Canada. Negative publicity from such claims may also damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our operating results and, in turn, the value of our common stock.

Our products may become subject to recall in the event of defects or other performance related issues.

Like many other participants in the automotive industry, we are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect. Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our products have not been the subject of an open recall. If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and the customer and, in some cases, the extent to which the supplier of the part or component will share in the recall cost. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

We depend heavily on key personnel, and loss of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Qingjie Zhao, our chairman, chief executive officer and president, Meirong Yuan, our director, chief financial officer and treasurer, Yuncong Ma, our chief operating officer, Seuk Jun Kim, our vice president of new product development, Yuguo Zhao, our vice president of sales and marketing and Yongdong Liu, our vice president of production. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position or if we are not able to attract and retain skilled employees as needed, our business could suffer. Turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team and impair our operations.

In addition, if any of these key personnel joins a competitor or forms a competing company, we may lose some of our customers. We have entered into confidentiality and non-competition agreements with all of these key personnel. However, if any disputes arise between these key personnel and us, it is not clear, in light of uncertainties associated with the PRC legal system, what the court decisions will be and the extent to which these court decisions could be enforced in China, where all of these key personnel reside and hold some of their assets. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.”

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Qingjie Zhao, our chairman, chief executive officer and president, will beneficially own approximately 19.9% of our common stock after this offering (assuming the underwriters’ over-allotment option is not exercised). As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Mr. Qingjie Zhao’s association with other businesses could impede his ability to devote ample time to our business and could pose conflicts of interest.

Mr. Qingjie Zhao, our chairman, chief executive officer and president, owns 10.4% of China Wonder Limited, a company listed on the Alternative Investment Market of the London Stock Exchange, which is principally engaged in the manufacture and sale of specialty packaging machinery to the PRC pharmaceutical market. He also serves as an executive director and is a 10.4% owner of Jinzhou Jinheng Automotive Safety System Co., Ltd., a company listed on the Hong Kong Stock Exchange, which is principally engaged in the manufacture and sale of automotive airbag safety systems in China. In addition, Mr. Zhao serves as the chairman of Jinzhou Wonder Alternative Energy Automobile Technology Co., Ltd., which is principally engaged in the research and manufacture of electrical vehicles,

Jinzhou Qingjie Electrical Power Technology Co., Ltd., which has no current operations but will engage in the battery business, and Jinzhou Wonder Packing Machinery Co., Ltd., which is principally engaged in pharmaceutical packaging. Mr. Zhao devotes most of his business time to our affairs and the remainder of his business time to the affairs of other companies. Mr. Zhao’s decision-making responsibilities for these companies are similar in the areas of public relations, management of human resources, risk management and strategic planning. Also, we may enter into agreement with these parties to sell or buy goods and services to or from them. As a result, conflicts of interest may arise from time to time. We will attempt to resolve any such conflicts of interest in our favor. Additionally, even though Mr. Zhao is accountable to us and our stockholders as a fiduciary, which requires that he exercise good faith and due care in handling our affairs, his existing responsibilities to other entities may limit the amount of time he can spend on our affairs.

Problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our operating results depend, in part, on our ability to deliver quality products on a timely and cost-effective basis. As our products become more advanced, it may become more difficult to maintain our quality standards. If we experience deterioration in the performance or quality of any of our products, it could result in delays in shipments, cancellations of orders or customer returns and complaints, loss of goodwill and harm to our brand and reputation. Furthermore, our products are used together with components and in motor vehicles that have been developed and maintained by third parties, and when a problem occurs, it may be difficult to identify the source of the problem. In addition, some automobile parts and components may not be fully compatible with our products and may not meet our or our customers’ quality, safety, security or other standards. The use by customers of our products with incompatible or otherwise substandard components is largely outside of our control and could result in malfunctions or defects in our products and result in harm to our brand. These problems may lead to a decrease in customers and revenue, harm to our brand, unexpected expenses, loss of market share, the incurrence of significant warranty and repair costs, diversion of the attention of our engineering personnel from our product development efforts, customer relation problems or loss of customers, any one of which could materially adversely affect our business.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

We are subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. Some of our newly incorporated Chinese subsidies have not obtained pollutant discharge permits required by Chinese laws. Other than the foregoing, we believe that we are in material compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions. New regulations could also require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could cause damage to our business.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations. We have obtained product liability insurance only for products manufactured by Jinzhou Wanyou which are sold to customers in the United States and Canada. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, under the shipping terms of some of our customer contracts, we bear the risk of loss in shipment of our products. We do not insure this risk. While we believe that the shipping companies that we use carry adequate insurance or are sufficiently solvent to cover any loss in shipment, there can be no assurance that we will be adequately reimbursed upon the loss of a significant shipment of our products.

The discontinuation and uncertainty of the preferential tax treatment currently available to our PRC subsidiaries could materially adversely affect our results of operations.

Before the implementation of the new enterprise income tax law (as discussed below), Foreign Invested Enterprises, or FIEs, established in the PRC, unless granted by Chinese government to enjoy preferential tax treatments, such as “two-year exemption and three-year half reduction”, were generally subject to an EIT rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the Tenth National People’s Congress of China passed the new Enterprise Income Tax Law, or the EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or the Implementing Rules which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

Despite these changes, the EIT Law gives the FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate within 5 years starting from 2008 until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation and uncertainty of any such special or preferential tax treatment or other incentives would have an adverse effect on the Company’s business, fiscal condition and current operations in China.

The newly enacted Chinese enterprise income tax law will affect tax exemptions on the dividends we receive and increase the enterprise income tax rate applicable to us.

We are a holding company incorporated under the laws of Nevada. We conduct substantially all of our business through our wholly- and majority-owned Chinese subsidiaries and we derive all of our income from these subsidiaries. Prior to January 1, 2008, dividends derived by foreign enterprises from business operations in China were not subject to the Chinese enterprise income tax. However, such tax exemption ceased as of January 1, 2008 and thereafter with the effectiveness of the EIT Law.

Under the EIT Law, if we are not deemed to be a “resident enterprise” for Chinese tax purposes, a withholding tax at the rate of 10% would be applicable to any dividends paid by our Chinese subsidiaries to us. However, if we are deemed to be a “resident enterprise” established outside of China whose “de facto management body” is located in China, we would be classified as a resident enterprise for Chinese tax purposes and thus would be subject to an enterprise income tax rate of 25% on all of our income, including interest income on the proceeds from this offering on a worldwide basis. At the present time, the Chinese tax authority has not issued any guidance on the application of the EIT Law and its implementing rules on non-Chinese enterprise or group enterprise controlled entities. As a result, it is unclear what factors will be used by the Chinese tax authorities to determine whether we have a “de facto management body” in China. However, as substantially all members of our management team are located in China, we may be deemed to be a “resident enterprise” and therefore subject to an enterprise income tax rate of 25% on our worldwide income, with the possible exclusion of dividends received directly from another Chinese tax resident. In addition, although under the EIT Law and the Implementing Rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempted income,” we can not assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. As a result of such changes, our historical operating results will not be indicative of our operating results for future periods and the value of our shares of common stock may be adversely affected. We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the Company’s internal controls over financial reporting in their annual reports and the independent registered public accounting firm auditing a company’s financial statements to attest to and report on the operating effectiveness of such company’s internal controls. Although our independent auditor has provided a positive attestation for the year ended December 31, 2008, we can provide no assurance that we will comply with all of the requirements imposed thereby and we will receive a positive attestation from our independent auditors in the future. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may hinder the payment of dividends.

Wonder Auto Technology, Inc. has no direct business operations, other than its ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us due to restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to PRC accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of sales revenue or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

The EIT Law and its Implementation Rules provide that dividends sourced from China payable to “non-resident enterprises” shall be subject to Chinese enterprise income tax at a rate of 10%. Such dividend tax rate may be reduced by applicable tax treaties or arrangements.

Under the EIT Law and its Implementation Rules, dividend payments between qualified Chinese resident enterprises are exempted from enterprise income tax. However, due to the short history of the EIT Law and its Implementation Rules, it remains unclear as to the detailed qualification requirements for such exemption and whether dividend payments from our Chinese subsidiaries to us will be exempted from enterprise income tax if we are considered as a Chinese resident enterprise for tax purposes.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of automotive investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in China. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all but one of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese officers, directors and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its policies, laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

The SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies in October 2005, which became effective in November 2005, and an implementing rule in May 2007, collectively the SAFE Rules. The SAFE Rules require Chinese residents, including both legal persons and natural persons, who reside in China, to register with the SAFE or its local branch before establishing or controlling any company outside China, referred to in the SAFE Rules as an “offshore special purpose company,” for the purpose of financing that offshore company with their ownership interests in the assets of or their interests in any Chinese enterprise. In addition, a Chinese resident that is a shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with the injection of equity interests or assets of a Chinese enterprise in the offshore company or overseas fund raising by the offshore company, or any other material change in the capital of the offshore company, including any increase or decrease of capital, transfer or swap of share, merger, division, long-term equity or debt investment or creation of any security interest. The registration and filing procedures under SAFE Rules are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholder loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction. The SAFE Rules required retroactive registration by March 31, 2006 of direct or indirect investments previously made by Chinese residents in offshore companies. If a Chinese shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the Chinese subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the Chinese subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under Chinese law for violation of the relevant rules relating to foreign exchange.

We recently acquired YearCity Limited and its subsidiary Jinan Worldwide, as well as Fuxin Huirui Mechanical Co., Ltd. and have not registered these companies with the relevant branch of SAFE, as currently required. We plan to make the proper registration in the next few months. Because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how the failure of our subsidiaries to be properly registered will affect our business operations or future strategies. Our ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be restricted. In addition, in the future, additional registrations may be required. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. Any further failures by our current or future Chinese resident beneficial holders to comply with the SAFE Notice, if SAFE requires it, could subject us or these Chinese resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six Chinese regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006, or the M&A Regulations. This regulation, among other things, governs the approval process by which a Chinese company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the regulation will require the Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to this regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The regulation allows Chinese government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

In addition to the above risks, in many instances, we will seek to structure transactions in a manner that avoids the need to make applications or a series of applications with Chinese regulatory authorities under these M&A regulations. If we fail to effectively structure an acquisition in a manner that avoids the need for such applications or if the Chinese government interprets the requirements of the M&A regulations in a manner different from our understanding of such regulations, then acquisitions that we have effected may be unwound or subject to rescission. Also, if the Chinese government determines that our structure of any of our acquisitions does not comply with these regulations, then we may also be subject to fines and penalties.

Failure to comply with Chinese regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated the Administrative Measures for Individual Foreign Exchange, which set forth the respective requirements for foreign exchange transactions by Chinese individuals under either the current account or the capital account. In January 2007, the SAFE issued the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, which, among other things, specified approval requirements for certain capital account transactions such as a Chinese citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, the SAFE promulgated the Processing Guidance on Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas-Listed Companies. Under this rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a qualified PRC domestic agent or PRC subsidiary of such overseas publicly-listed company, to register with the SAFE and complete certain other procedures. We and our Chinese employees who receive stock option grants will be subject to this rule. Our board of directors has adopted the Wonder Auto Technology, Inc. 2008

Equity Incentive Plan and no grant is outstanding under the plan as of the date of this prospectus supplement. If we or the Chinese optionees fail to comply with these regulations, we or these optionees may be subject to fines and other legal or administrative sanctions.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to approval by relevant governmental authorities in China and other requirements under relevant PRC regulations.

We may also decide to finance our PRC subsidiaries by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the amount of total investment and the type of business in which a foreign-invested enterprise is engaged, capital contributions to foreign-invested enterprises in China are subject to approval by the Ministry of Commerce or its local branches. We may not obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, our ability to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and the Renminbi and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in Renminbi and our financial results are reported in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Currently, some of our raw materials, components and major equipment are imported. In the event that the U.S. dollars appreciate against Renminbi, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers are growing rapidly, we are increasingly subject to the risk of foreign currency depreciation.

Risks Related to This Offering

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, since the middle of 2008, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting” below, we are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

The market price of our stock may be affected by low volume.

Our common stock has a relatively low average daily volume. The average daily trading volume during the period from August 11, 2009 to November 10, 2009 was approximately 0.4 million shares. Without a significantly larger average trading volume, our common stock will be less liquid than the common stock of companies with higher trading volume, as a result, the trading prices for our common stock may be more volatile.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

If the China Securities Regulatory Commission, or CSRC, or another Chinese regulatory agency, determines that CSRC approval is required in connection with this offering or our reverse acquisition of Wonder Auto Limited, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six Chinese regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, the M&A Regulation, which became effective on September 8, 2006. This regulation, among other things, has certain provisions that require offshore special purpose vehicles formed for the purpose of acquiring Chinese domestic companies and directly or indirectly established or controlled by Chinese entities or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear how the provisions in the regulation regarding the offshore listing and trading of the securities of a special purpose vehicle apply to us. We believe, based on the interpretation of the regulation and the practice experience of our Chinese legal counsel, Beijing Ruidu Law Firm, that CSRC approval is not required for this offering or our reverse acquisition of Wonder Auto Limited. There remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another Chinese regulatory agency subsequently determines that the CSRC’s approval is required for this offering or our reverse acquisition of Wonder Auto Limited, we may face sanctions by the CSRC or another Chinese regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of our net proceeds from this offering into China, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares of common stock. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

We may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our shares. The net proceeds may also be placed in investments that do not produce income or that lose value.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guaranteed and are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project. These statements include, among other things, statements relating to:

•	our expectations regarding the market for our automotive products;

•	our expectations regarding the continued growth of the automotive industry;

•	our beliefs regarding the competitiveness of our automotive products;

•	our expectations regarding the expansion of our manufacturing capacity;

•	our expectations with respect to increased revenue and earnings growth and our ability to increase our production volumes;

•	our future business development, results of operations and financial condition;

•	competition from other manufacturers of automotive electrical products;

•	the loss of any member of our management team;

•	our ability to integrate acquired subsidiaries and operations into existing operations;

•	market conditions affecting our equity capital;

•	our ability to successfully implement our selective acquisition strategy;

•	changes in general economic conditions; and

•	changes in accounting rules or the application of such rules.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement or as indicated in the statement. Forward-looking statements included in the accompanying prospectus speak only as of the date of the prospectus. You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $59 million, after deducting the underwriting discount and other estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including expanding capacity at our existing facilities and investing in new businesses, products and technologies, both through acquisitions and capital programs, and funding ongoing operating, repayment of indebtedness and working capital requirements. At the present time, we have not entered into any agreements in principle relating to any material acquisition.

Although we have identified some of the potential uses of the proceeds from this offering, we have broad discretion in the application of these proceeds. Pending the use of the net proceeds, we expect to invest the proceeds in interest-bearing bank accounts or apply them to the reduction of short-term indebtedness.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “WATG.” As of November 10, 2009, there were 26,959,994 shares of our common stock issued and outstanding. The following table sets forth for the periods indicated the high and low reported sales prices of our common stock on the Nasdaq Global Market.

	Price Range
	High	Low
Years Ended December 31
Fiscal 2009
Fourth Quarter (through November 10, 2009)	$15.50	$10.88
Third Quarter	12.28	8.40
Second Quarter	11.10	3.65
First Quarter	4.28	2.08

Fiscal 2008
Fourth Quarter	5.93	2.58
Third Quarter	9.42	6.41
Second Quarter	9.27	7.03
First Quarter	12.63	6.47

Fiscal 2007
Fourth Quarter	10.16	7.61
Third Quarter	7.31	5.65
Second Quarter	7.43	6.57
First Quarter	6.70	5.12

CAPITALIZATION

The following table sets forth a summary of our capitalization on an actual basis as of September 30, 2009, and on an as adjusted basis to reflect the sale by us of 6,000,000 shares of common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2009, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted
	(in thousands)
	(unaudited)
Cash and cash equivalents	$21,420	$80,121

Debt:
Short-term debt	50,025	50,025
Long-term debt (including current portion)	22,564	22,564

Total debt	72,589	72,589

Stockholders’ equity:
Common stock, $0.0001 par value, authorized 90,000,000 shares, issued 26,959,994 shares actual and 32,959,994 shares as adjusted	3	3
Additional paid in capital	67,712	126,412
Statutory and other reserves	7,944	7,944
Accumulated other comprehensive income	9,610	9,610
Retained earnings	31,709	31,709

Total stockholders’ equity	116,978	175,679

Total capitalization	$189,567	$248,267

UNDERWRITING

Piper Jaffray & Co., Jefferies & Company, Inc. and Oppenheimer & Co. Inc. are acting as joint book-running managers for this offering and as representatives of the underwriters. We have entered into a firm commitment purchase agreement with the representatives. Subject to the terms and conditions of the purchase agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, the number of shares of common stock listed next to its name in the following table. The underwriters will be committed to purchase and pay for all the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.	1,950,000
Jefferies & Company, Inc.	1,950,000
Oppenheimer & Co. Inc.	1,650,000
Roth Capital Partners	450,000

Total	6,000,000

The underwriters have advised us that they propose to offer the shares to the public at $10.75 per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $0.3225 per share. The underwriters may allow, and the dealers may reallow, a concession of not more than $0.10 per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 900,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $2.1 million.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$0.5375	$0.5375
Total	$3,225,000	$3,708,750

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have informed us that they will not make sales of the shares of common stock offered by this prospectus supplement and the accompanying prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

We and each of our directors, executive officers and Choice Inspire Limited, a stockholder controlled by our chairman, are subject to lock-up agreements that prohibit us and them from, (1) offering, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, making any short sale or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock, whether now owned or hereafter acquired, or (2) entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) foregoing is to be settled by delivery of common stock or such other securities, in cash or otherwise, for a period of at least 90 days following the date of this prospectus supplement without the prior written consent of the representatives of the underwriters. The lock-up agreements provide exceptions for (1) sales to the underwriters pursuant to the purchase agreement, (2) sales in connection with the exercise of options granted and the granting of options to our directors, employees and consultants under our existing equity incentive plans so long as such persons agree to be similarly bound by the terms of the lock-up agreements, and (3) certain other exceptions.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (1) during the last 17 days of the lock-up period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which cases the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives of the underwriters waives the extension in writing.

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “WATG”.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own accounts by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of the shares of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time. Some underwriters (and selling group members) may also engage in passive market making transactions in shares of our common stock on the Nasdaq Global Market. Passive market making consists of displaying bids on the Nasdaq Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

From time to time in the ordinary course of its business, some of the underwriters and their affiliates have in the past engaged in, or may in the future engage in, commercial banking or investment banking transactions with us and our affiliates.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically.

The address of Piper Jaffray & Co. is 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402. The address of Jefferies & Company, Inc. is 520 Madison Avenue, 6th Floor, New York, NY 10022. The address of Oppenheimer & Co. Inc. is 300 Madison Avenue 5th Floor, New York, NY 10017.

Selling Restrictions

General

No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to us and our common stock in any country or jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement and the accompanying prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The foregoing restrictions do not apply to stabilization transactions.

United Kingdom

The underwriters have not made and will not make an offer of common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus as required by the Prospectus Rules of the Financial Services Authority. The underwriters have only communicated and will only communicate an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company, and the underwriters have complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our shares of common stock has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of our shares of common stock may be made to the public in the Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our shares of common stock in Switzerland.

Hong Kong

Our shares of common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our shares of common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such shares of common stock that is intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our shares of common stock may not be circulated or distributed, nor may our shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares of common stock under Section 275 except:

(1)	to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

Israel

In the State of Israel, the common stock offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981;

(d)	a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(f)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(g)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(h)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(i)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(j)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(k)	an entity, other than an entity formed for the purpose of purchasing our common stock in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the common stock offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Holland & Hart LLP, Reno, Nevada. Certain other legal matters will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriters by O’Melveny & Myers LLP. Legal matters as to PRC law will be passed upon for us by Beijing Ruidu Law Firm and for the underwriters by Tianyuan Law Firm. Pillsbury Winthrop Shaw Pittman LLP may rely upon Beijing Ruidu Law Firm with respect to matters governed by PRC law. O’Melveny & Myers LLP may rely on Tianyuan Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements of Wonder Auto Technology, Inc. appearing in Wonder Auto Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Wonder Auto Technology, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by PKF Hong Kong, Certified Public Accountants, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof and until termination of the offering to which this prospectus relates:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 30, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 6, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 4, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed on November 2, 2009;

•	Our definitive proxy statement related to our 2009 annual meeting of stockholders held on June 12, 2009, filed April 30, 2009;

•

The description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on August 7, 2007 pursuant to Section 12(b) of the Exchange Act, as amended; and

•	Our Current Reports on Form 8-K filed on January 8, 2009, March 20, 2009 (with respect to Item 4.02 only), April 8, 2009, July 9, 2009, September 25, 2009, October 30, 2009 and November 9, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.watg.cn as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Wonder Auto Technology, Inc.

No. 16 Yulu Street, Taihe District

Jinzhou City, Liaoning

People’s Republic of China, 121013

Attention: Investor Relations

Telephone: (86) 416-2661186

Except for the documents incorporated by reference as noted above, we do not incorporate into this prospectus supplement any of the information included in our website.

PROSPECTUS

$100,000,000

WONDER AUTO TECHNOLOGY, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer, issue and sell from time to time our common stock, preferred stock, debt securities, warrants or units up to $100,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference,” before you make your investment decision.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of our securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “WATG”. On August 12, 2009, the last reported per share sale price of our common stock was $11.59.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

USE OF TERMS

Except as otherwise indicated by the context, all references in this prospectus to (i) “WATG,” “we,” “us,” “our,” “our Company,” or “the Company” are to Wonder Auto Technology, Inc., a Nevada corporation, and its consolidated subsidiaries; (ii) “Securities Act” are to the Securities Act of 1933, as amended; (iii) “Exchange Act” means the Securities Exchange Act of 1934, as amended; and (iv) “China” and “PRC” are to the People’s Republic of China.

WONDER AUTO TECHNOLOGY, INC.

We are a Nevada holding company and conduct our operations through our China-based operating subsidiaries. We are primarily engaged in business of designing, developing, manufacturing and selling automotive electrical parts, specifically alternators and starters, engine valves, tappets, rods and shafts in China. We have been producing alternators and starters in China since 1997 and our newly acquired subsidiary Jinan Worldwide Auto Accessories Co., Ltd. has been producing engine valves and tappets for over 50 years. According to a report issued by the China Association of Automobile Manufacturers, we ranked second in sales revenue in China in the market for automobile alternators and starters in 2008.

Our products are mainly used in passenger cars and commercial vehicles and sold to original equipment manufacturers in China. We offer over 230 different models of alternators and approximately 150 different models of starters. In addition, we have begun to manufacture and sell rectifier and regulator products for use in alternators as well as various rods and shafts for use in shock absorbers, alternators and starters. As a result of our acquisition of Jinan Worldwide Auto Accessories Co., Ltd., we have become one of the largest engine valves and tappets manufacturers in China.

We sell our products to automakers, engine manufacturers and, increasingly, auto parts suppliers, based primarily in China. We are increasingly exporting our products to the international market. Our customers include Shanghai General Motor Wuling Co., Ltd., Beijing Hyundai Mobis Auto Parts Co., Ltd., Shenyang Aerospace Mitsubishi Motors Engine Co., Ltd., Harbin Dongan Automotive Engine Co., Ltd., Shanghai VW Co., Ltd., Tianjin Toyota Co., Ltd., Chery Automobile Co., Ltd., Dongfeng Yueda Kia Motors Co., Ltd., Geely Automobile Co., Ltd., Tianjin FAW Xiali Automobile Co., Ltd., and other well-known international automakers and auto parts suppliers.

The address of our principal executive office in China is No. 16 Yulu Street, Taihe District, Jinzhou City, Liaoning, People’s Republic of China, 121013 and our telephone number is (86) 416-2661186. We maintain a website at www.watg.cn that contains information about our Company, but no information contained on our website is part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K filed on March 30, 2009 and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	repayment of debt;

•	acquisitions;

•	working capital;

•	capital expenditures;

•	research and development expenditures; and

•	Investments.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges:	4.9	7.8	0.3	3.3	9.7	11.1

DESCRIPTION OF CAPITAL STOCK

Our Articles of Incorporation authorizes us to issue 90,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share. As of August 10, 2009, there were 26,959,994 shares of common stock, and no shares of preferred stock, outstanding.

The following description of our capital stock, and any description of our capital stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Nevada law and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

Common Stock.    All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and non-assessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends or other distributions when and if declared by our board of directors out of funds legally available for such purpose;

•	will share ratably in our net assets in the event of a dissolution, winding-up or liquidation of our company; and

•

are entitled to one vote per share of record on all matters to be voted upon by shareholders and to vote together as a single class for the election of directors and in respect of other corporate matters.

The common stock has no conversion or redemption rights or features. Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities of ours, or call rights related to those shares.

Preferred Stock.    Our board of directors is authorized, without action by the shareholders, to issue preferred stock from time to time with dividend, liquidation, conversion, voting, and other rights and restrictions as it may determine. Shares of preferred stock may be issued in one or more classes or series within a class as may be determined by our board of directors, who may also establish the number of shares to be included in each class or series. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.

Unless provided in a supplement to this prospectus, the shares of our preferred stock to be issued will have no preemptive rights. If preferred stock is offered by us, the prospectus supplement will describe the terms of the preferred stock, including the following if applicable to the particular offering:

•	number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights, including dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	right to convert the preferred stock into a different type of security;

•	voting rights attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock;

•

the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

Limitation of Director Liability and Indemnification.

Our articles of incorporation and bylaws, each as amended, and Nevada law limit the liability of our directors and officers. Chapter 78 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Additionally, under the terms of their employment agreements, subject to certain limitations, Larry Goldman, Xiaoyu Zhang and Xianzhang Wang are entitled to indemnification in their capacity as directors of our company to the fullest extent permitted by the NGCL.

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation, located in Frisco, Texas. Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Their phone number is (469) 633-0100.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or traded separate and apart from these securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

•	the offering price or prices;

•	the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

•	the date on and after which such warrants and the related securities, if any, will be transferable separately;

•

the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors, if any, relating to such warrants;

•	the identity of any warrant agent; and

•	any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

Each warrant will entitle the holder to purchase a principal amount of common stock, preferred stock and/or debt securities at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the Company or its warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed, duly executed and properly delivered as indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, senior subordinated debt or subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities that we may offer will be issued under an indenture between us and an entity, identified in the applicable prospectus supplement, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title and authorized denominations of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	the provisions, if any, relating to any collateral provided for the debt securities;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	the nature and terms of any security for any secured debt securities; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of our other secured/unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities being registered in this registration statement , including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities. The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

•

ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

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we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

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we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

•

in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

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add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	establish the forms or terms of debt securities of any series;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

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evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

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make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

•	change the currency in which the principal, premium or interest, if any, is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

•	a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a non-consenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture.

Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

•	would not conflict with any rule of law or with the relevant indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities;

•	and would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

We may also sell and distribute the securities offered by this prospectus from time to time in one or more transactions, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise. We may sell our securities through a rights offering, forward contracts or similar arrangements.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the Nasdaq Global Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Market, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Holland & Hart LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 incorporated in this prospectus by reference have been audited by the accounting firm of PKF Hong Kong, Certified Public Accountants, an independent registered public accounting firm, and are incorporated in reliance upon their report dated March 30, 2009, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 30, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 6, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 4, 2009;

•	Amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed March 30, 2009;

•	Amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 30, 2009;

•	Amendment to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, filed March 30, 2009;

•	Amendment to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed March 30, 2009;

•	Our definitive proxy statement related to our 2009 annual meeting of stockholders held on June 12, 2009, filed April 30, 2009;

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The description of our common stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A, filed on August 7, 2007 pursuant to Section 12(b) of the Exchange Act, as amended; and

•	Our Current Reports on Form 8-K, as follows:

Form	Filed On
8-K	January 8, 2009
8-K	March 20, 2009
8-K	April 8, 2009
8-K	July 9, 2009

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus and any or all of the information that has been incorporated by reference in this prospectus at no cost by writing or calling us at our mailing address and telephone number: Mr. Yuechun Xie, Wonder Auto Technology, Inc., No. 16 Yulu Street, Taihe District, Jinzhou City, Liaoning, People’s Republic of China, 121013, telephone: (86) 416-2661186. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy all materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, all reports and documents that we have filed with the SEC can be obtained from the SEC’s Internet Site at http://www.sec.gov, or by visiting our website at www.watg.cn.

6,000,000 Shares

WONDER AUTO TECHNOLOGY, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray	Jefferies & Company	Oppenheimer & Co.

Roth Capital Partners

November 10, 2009